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                                                                     EXHIBIT 2.1

THIS AGREEMENT is made the 4th day of August, 1999


BETWEEN


(1) THE PERSONS whose names and addresses are set out in schedule 1 (the "Vendors"); and

(2) EXTENDED SYSTEMS INCORPORATED, a corporation incorporated in Delaware, the principal place of business of which is situated at 5777 North Meeker Avenue Boise Idaho USA (the "Purchaser").


INTRODUCTION

(A) Oval (1415) Limited ("the Company") is a private company limited by shares incorporated in England and Wales, further details of which are set out in part A of schedule 2.

(B) The Company is, by virtue of the Advance Exchange Agreement, the registered holder of the entire issued share capital of Advance Systems Limited.

(C) The Company is, by virtue of the Zebedee Exchange Agreement, the registered holder of the entire issued share capital of Zebedee Software Limited.

(D) Subject to the terms and conditions of this agreement, the Vendors have agreed to sell (in the proportions set out opposite their names in schedule
     1) and the Purchaser has agreed to purchase all of the issued share capital of the Company.


AGREED TERMS


2.   DEFINITIONS AND INTERPRETATION

2.1 In this agreement and the introduction and schedules the following words and expressions have the following meanings:

     "ACCOUNTING REQUIREMENTS" means the accounting requirements of the Companies Act, SSAPs, FRSs, abstracts of the Urgent Issues Task Force, any other requirement of a United Kingdom accounting body having mandatory effect, FREDs and other generally accepted accounting principles and practices in the United Kingdom;

     "ACCOUNTS" means the audited accounts of each of the Subsidiaries for the financial period ended on the Balance Sheet Date including the auditors' and directors' reports, the balance sheet, the audited profit and loss account and the notes thereto;


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     "ADVANCE EXCHANGE AGREEMENT" means an agreement dated 27 July 1999 attached as Appendix A by virtue of which certain of the Vendors have exchanged their shares in ASL in consideration for the issue of shares in the Company;

     "AFFILIATE" means, in respect of any person:

     (a) any person connected with such person (and "connected with" bears the meaning set out in section 839 of ICTA); and/or

     (b) any company under the control of such person (and "control" bears the meaning set out in section 840 of ICTA); and/or

     (c)  any Associated Company of such person;

     "ASL" means Advance Systems Limited (company number 2314556);

     "ASSOCIATED COMPANY" has the meaning set out in section 416 of ICTA;

     "BALANCE SHEET DATE" means 30 September 1998 (in relation to Advance Systems Limited) and 31 January 1999 (in relation to Zebedee Software Limited);

     "BISHOP FLEMING LETTER" means a letter in the agreed form from the Vendors' Accountants to Advance Systems Limited confirming the terms of the Sub-Lease;

     "BUSINESS" means business carried on at Completion by the Company and/or by either of the Subsidiaries;

     "BUSINESS DAY" means any day other than a Saturday, Sunday or any day which is a public holiday in England or the United States of America;

     "CAA" means the Capital Allowances Act 1990;

     "COMMISSION" means the United States Securities and Exchange Commission (or any other US federal agency at the relevant time administering the Exchange Act or the Securities Act, whichever is the relevant statute for the particular purpose);

     "COMPANIES ACT" means the Companies Act 1985;

     "COMPANY IPRS" means the Company Owned IP and the Company Licensed IPRs;

     "COMPANY LICENSED IPRS" means all rights arising under Intellectual Property other than Company Owned IP, which are held by the Company or either of the Subsidiaries under licence from third parties, including those identified as such in schedule 3;

     "COMPANY OWNED IP" means all Intellectual Property owned by the Company or either of the Subsidiaries, including that identified as such in schedule 3, and all rights arising thereunder;


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     "COMPLETION" means completion of the purchase of the Sale Shares in accordance with the Parties' respective obligations under clause 6;

     "COMPLETION DATE" means the date upon which Completion occurs;

     "COMPUTER SYSTEM" means the computer systems, including all associated equipment, hardware, firmware, software and accessories used in the business of any Group Company including as part of its telecommunications systems and/or internet presence;

     "CONFIDENTIAL INFORMATION" means all technical, commercial, financial and other confidential information, trade secrets, techniques and Know-how used in and relating to the business of any Group Company and/or the Products and all information (in written, graphic or other form, and whether or not recorded in permanent form) relating to the following which is not in the public domain and which is in the Group Companies' possession or under their control:

     (a) all processes and information concerning the Company's and/or either of the Subsidiaries' products and the development of products and the product development process including, but not limited to, development process schedules, tools, plans, laboratory notebooks, source books, listings, codes, and all other matters relating to product development;

     (b) computer programs used in the operation of the Company's and/or either of the Subsidiaries' businesses and all data stored on computers or on property used in conjunction with the operation of computers;

     (c) information concerning the Company's and/or either of the Subsidiaries' business processes, methods, policies, business forms, accounts and each document or computer program or memory containing all or any portion of the same;

     (d) information and data concerning the cost of products sold by the Company and/or either Subsidiary and each document and computer program or memory containing all or any portion of the same;

     (e) information concerning expiration dates of contracts with customers and suppliers and information concerning when customers' jobs or orders with the Company and/or either of the Subsidiaries or for the Company's or either of the Subsidiaries' products come up for rerun or rebid and each document and computer program or memory containing all or any portion of the same;

     (f) the processing, producing, manufacturing and printing techniques of the Company and/or either of the Subsidiaries and each document and computer program or memory containing all or any portion of the same;

     (g) processing, producing, and printing techniques, patterns, machinery, utensils, arts and formulas used by the Company and/or either of the Subsidiaries in manufacturing, processing, and producing its products and each document and computer program or memory containing all or any portion of the same;


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     (h)  each document and computer program or memory containing all or any portion of information pertaining to suppliers of the Company and/or either of the Subsidiaries;

     (i) information concerning jobs, service and work processed, printed, manufactured or performed for customers and each document and computer program or memory containing all or any portion of the same;

     (j) each document and computer program or memory containing all or any portion of information concerning characteristics of customers helpful in securing and retaining the business of customers or potential customers;

     (k) information concerning sources and potential sources for the Company and/or either of the Subsidiaries to secure work done for customers which work either cannot or is not done by the Company and/or either of the Subsidiaries for its customers but which the relevant Group Company undertakes to have performed by others for its customers and each document and computer program or memory containing all or any portion of the same;

     (l) calculations, plans, and compilations of information concerning the Company's and/or either of the Subsidiary's customers, suppliers, and methods of production, manufacturing and printing and all information and data contained in or about accounts, customer lists, prospective customers lists, quotes, production costs, contracts and agreements, manuals, price lists, supplies, sales records, compilations of information, diaries, books and records, computer printouts, samples, files, orders, memoranda, correspondence, catalogues, equipment and all records, documents and property of every kind concerning the business of any Group Company and each document and computer program or memory containing all or any portion of the same;

     (m) all market research concerning the Company, either Subsidiary, or any of their products;

     (n) each and every other item which in law or equity is considered to be a trade secret of the Company and/or a Subsidiary;

     (o)  marketing strategies and tactics;

     (p) current activities and current and future plans relating to all or any of research, development, production or sales including the timing of all or any such matters; and

     (q) pricing, credit policies, credit procedures, payment policies, payment procedures and systems for the same whether of the Company, a Subsidiary or of any customer or supplier;

     "COSTS" means losses, costs (including legal costs on a full indemnity basis), and expenses incurred to third parties in each case of any nature whatsoever which are


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     reasonably incurred in connection with the item in question (and not, for the avoidance of doubt, costs of the Purchaser in allocating its own staff and other of its own resources in dealing with any of such items);

     "CURRENT DATE" means, for any system such as (without limitation) a computer system, at any given time when that system is operating, the date which that system takes to be, and uses as, the current date at that particular time;

     "CUSTOMER" means any customer or client of any Group Company in connection with the Restricted Business with whom any Group Company has traded during the 24 month period immediately prior to Completion;

     "CUSTOMER CONTRACTS" means the licence, maintenance, technical support and other agreements relating to the Product between a Group Company and a Customer in respect of the licensing of the Product as listed in schedule 3;

     "DEFERRED CONSIDERATION" means the sum of US$1,800,000 to be paid in accordance with clause 3.1 and schedule 7;

     "DEFERRED CONSIDERATION ACCOUNT" means an interest bearing escrow account in the joint names of the Purchaser's Solicitors and the Vendors' Solicitors;

     "DEFERRED CONSIDERATION ACCOUNT INSTRUCTION LETTER" means a letter in the agreed form from the Vendors and the Purchaser to the Purchaser's Solicitors and the Vendors' Solicitors instructing them to set up the Deferred Consideration Account;

     "DISCLOSED" means fairly and accurately disclosed to the Purchaser in the Disclosure Letter with sufficient detail to enable the Purchaser to be reasonably aware of the impact on the Group Companies and the Purchaser of the matter disclosed;

     "DISCLOSURE LETTER" means the letter of even date with this agreement from the Vendors to the Purchaser executed and delivered immediately before the signing of this agreement disclosing exceptions to the Warranties;

     "ENCUMBRANCE" means any mortgage, charge, security interest, lien, pledge, hypothecation, assignment by way of security, right of pre-emption, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), or conflicting claim of ownership (whether or not perfected other than liens arising by operation of law);

     "ENVIRONMENT" has the meaning as defined in section 1(2) of the Environmental Protection Act 1990;

     "ENVIRONMENTAL LAWS" means all laws of the United Kingdom and elsewhere relating to pollution or the protection of the Environment, or to health and safety matters (including, laws relating to workers' and public health and safety, to emissions, discharges or threatened releases of Hazardous Materials into the Environment or to the production, processing, distribution, management, use, treatment, storage, burial,


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     disposal, transport or handling of any Hazardous Materials) and all bye-laws, codes, regulations, demands, notices and orders issued thereunder;

     "EXCHANGE ACT" means the Securities Exchange Act 1934 as the same is in effect in the United States of America;

     "EXCHANGE SHARES" means 625,000 fully paid shares of common stock of US$0.001 par value in the capital of the Purchaser;

     "FREDS" means the financial reporting exposure drafts issued by the Accounting Standards Board Limited;

     "FRSS" means the financial reporting standards established by the Accounting Standards Board Limited;

     "GUARANTEE" means the guarantee in the agreed form from the Purchaser guaranteeing ASL's obligation to make certain payments under the Service Agreements;

     "GROUP COMPANIES" means the Company and the Subsidiaries and "GROUP COMPANY" means any of them;

     "HAZARDOUS MATERIALS" means wastes, pollutants, contaminants, petroleum, petroleum products, dangerous, hazardous or toxic substances and materials (including liquids, solids, gases, ions and noise and substances prescribed in schedules 4, 5 and 6 of the Environmental Protection (Prescribed Processes and Substances) Regulations 1991) which may be harmful to human health or to other life or the Environment;

     "ICTA" means the Income and Corporation Taxes Act 1988;

     "IHTA" means the Inheritance Tax Act 1984;

     "INDEBTEDNESS" means all indebtedness whatsoever owing by the Company or either of the Subsidiaries other than:

     (a)  normal trading debts to suppliers;

     (b)  finance lease indebtedness; and

     (c)  any liability to Taxation;

     "INTELLECTUAL PROPERTY" means: all patents; registered designs; all Know-how, trade secrets and confidential information; registered or unregistered trademarks, service marks and applications therefor and all other business names, brand names, devices, logos, get up and signs (and whether or not registered or applied for) with all the goodwill associated with or symbolised by any of the foregoing; all rights in internet domain names; all other inventions (whether or not capable of protection by patent or other form of registration); all copyright, rights in the nature of copyright or its equivalent in the relevant jurisdiction, design rights, moral rights and all other like rights in all parts of the world whether present or vested future or contingent in any


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     software, object code, source code, database (including extraction rights), interface, text, drawing, design, artwork, sound recording, film, video, photograph, mould, three dimensional artistic work or any other material; all other intellectual property rights throughout the world for the full term of the rights concerned; and including: all registrations and pending registrations relating to any such rights and the benefit of any pending applications for any such registrations; all reversions, extensions and renewals of such rights; and all accrued rights of action in relation to such rights (including the right to sue for and recover damages for past infringements);

     "KNOW-HOW" means technical, commercial and other information, experience, knowledge, skill, know-how and techniques including formulae, processes, specifications, trade secrets, test reports, operating and testing procedures, listings, practices, instruction manuals and marketing methods;

     "MANAGEMENT ACCOUNTS" means the management accounts of each Subsidiary in the agreed form comprising the balance sheet as at the Management Accounts Date and the profit and loss account for the period ended on that date;

     "MANAGEMENT ACCOUNTS DATE" means 30 June 1999;

     "NASDAQ" means the National Association of Securities Dealers Automated Quotation System of the United States of America;

     "OFFICER'S CERTIFICATE" means a certificate in the agreed form executed by an officer of the Purchaser confirming the capacity of the Purchaser, and the authority of its signatories, to enter into this and related agreements;

     "PRESS ANNOUNCEMENT" means the press announcement in the agreed form to be made following Completion;

     "PRODUCT" means the software in the product known as "ASL-Connect" as marketed and licensed by ASL, including all previous versions of that software, and all variants of that software (including that in the product marketed as "IBM Mobile Connect"), and also (for the avoidance of doubt) including all of the foregoing software in source code, object code and any other form;

     "PROPERTY" means the premises currently occupied by the Subsidiaries under the Sub-Lease;

     "PROSPECTIVE CUSTOMER" means any person, company, or organisation with whom the Company or either of the Subsidiaries has been in communication with a reasonable prospect of making a sale of the Product during the 24 month period immediately prior to Completion;

     "PURCHASER'S SOLICITORS" means Taylor Joynson Garrett of Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y 0DX;



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     "RESTRICTED BUSINESS" means the design, development, manufacture, production, marketing, sale or delivery of software programs, products or services relating to the server synchronisation of mobile information devices;

     "SALE SHARES" means all the ordinary issued shares of the Company listed in column (3) of schedule 1;

     "SECURITIES ACT" means the Securities Act 1933 as the same is in effect in the United Sates of America;

     "SERVICE AGREEMENTS" means the service agreements in the agreed form between the Company and each of Jonathan Scrimgeour Hodges, Andrew Mortimer Terry and Michael Guy Colwill;

     "SSAPS" means the statements of standard accounting practice adopted by the Accounting Standards Board Limited;

     "STOCK OPTION AGREEMENTS" means the option agreements in the agreed form to be entered into on Completion between the Purchaser and each of Andrew Mortimer Terry, Jonathan Scrimgeour Hodges and Michael Guy Colwill;

     "SUB-LEASE" means the arrangement details of which are set out in schedule 4;

     "SUBSIDIARIES" means ASL and Zebedee Software Limited, company number 3023346, further details of which are set out in parts B and C of schedule 2;

     "SUPPLIER" means any supplier (other than utilities in the supply of services in the ordinary and normal course of their business to their general body of customers) or sub-contractor of the Company and/or either of the Subsidiaries in connection with the Business with whom the Company and/or either of the Subsidiaries has traded during the 12 months immediately prior to Completion;

     "SUPPORTING MATERIAL" means:

     (a) the user manuals relating to the Product, any training manuals, upgrade information documents, marketing and product brochures;

     (b) all functional and technical design documentation, programmer documentation and all other documents (in electronic, hard copy or any other format) relating to design or workings of the Product, and including without limitation:

          (i) all documentation of the overall architectural design of the Product;

          (ii) all descriptions of the design of each module contained in the Product;

          (iii) all descriptions of the data models used in both memory and on disk for the Product;


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          (iv)  all materials describing the function within the Product of the
                Third Party Product Software;
     (c) all information in existence used by and/or known to the Company or either Subsidiary relating to the support and maintenance of the Product, including details of all bugs known to the Vendors or any employee of any Group Company in the Product or any of it and any work to correct any such bugs;

     (d) all other software, manuals, text, documents, designs, artwork, photographs, information and other material devised or used in the Business in relation to the Product (but not including the Third Party Product Software or materials relating specifically to it); and

     (e) all designs, drafts, documents and other works underlying any of the items listed at (a) to (d) above and including all items specifically detailed in schedule 3;

     "TAXATION" means all forms of taxation, charges, duties, imposts, levies and rates whenever imposed and whether of the United Kingdom or elsewhere and whether chargeable directly or primarily against or attributable directly or primarily to the Company or to either of the Subsidiaries or to any other person, including without limitation income tax, withholding taxes, corporation tax, advance corporation tax, capital gains tax, capital transfer tax, inheritance tax, rates, water rates, value added tax, customs duties, excise duties, community charges, stamp duty, stamp duty reserve tax, national insurance, social security or other similar contributions, together with any interest, penalty or fine in connection therewith;

     "TAX COVENANTS" means the covenants on the part of the Vendors contained in the Tax Deed;

     "TAX DEED" means the tax covenant between the parties to this agreement in the agreed form;

     "TCGA" means the Taxation of Chargeable Gains Act 1992;

     "THIRD PARTY PRODUCT SOFTWARE" means Third Party Software clearly identified as such and listed in part H of schedule 3 as forming part of the Product;

     "THIRD PARTY SOFTWARE" means all computer programs and software owned by persons other than the Company or either of the Subsidiaries;

     "VAT" means value added tax;

     "VATA" means the Value Added Tax Act 1994;

     "VENDORS' ACCOUNTANTS" means Bishop Fleming, of 19 Portland Square, Bristol, BS2 8SJ;


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     "VENDORS' SOLICITORS" means Osborne Clarke of 50 Queen Charlotte Street,
     Bristol BS1 4HE;

     "WAIVERS" means letters in the agreed form from each of Bill Colwill and Brendan Carlin to ASL and the Purchaser pursuant to which both Bill Colwill and Brendan Carlin will waive certain rights connected with a sale by ASL of its business or a sale of the shares in ASL;

     "WARRANTIES" means the representations and warranties set out in schedule 5;

     "YEAR 2000 COMPLIANT" means, in relation to anything which performs any task(s) or has any functionality (such as without limitation computer software), that neither its performance nor its functionality is affected by dates prior to, during or after the year 2000, and in particular:

     (a) no value for Current Date will cause any interruption in operation of the software;

     (b) no value for any date element in any data used as input by the software will cause any interruption in the operation of the software, which will either correctly interpret the date element (where it is a valid date) or else detect and report it as an invalid date and continue processing accordingly;

     (c) date-based functionality shall behave consistently for dates prior to, during and after year 2000 and produce correct results in accordance with the software's specifications;

     (d) in all interfaces and data storage, the century in any date will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

     (e)  Year 2000 will be recognised as a leap year;

     "ZEBEDEE EXCHANGE AGREEMENT" means an agreement dated 28 July 1999 attached as Appendix B by which certain of the Vendors have exchanged their shares in Zebedee Software Limited in consideration for the issue of shares in the Company.

2.2  In this agreement references to:

     (a) any statute or statutory provision includes a reference to the same as amended, re-enacted or consolidated and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision and, in relation to the Warranties, the provisions of any earlier statute, statutory provision, regulation, order, instrument or subordinate legislation of which the said reference is itself an amendment or re-enactment or consolidation, save in each case to the extent that, where applicable, any modification, amendment, re-enactment or consolidation imposes more onerous obligations on any party to this agreement than otherwise existed at the date of this agreement;

     (b)  the singular includes a reference to the plural and vice versa;


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     (c)  any clause, sub-clause or schedule is to a clause, sub-clause or schedule (as the case may be) of or to this agreement;

     (d)  any gender includes a reference to all other genders;

     (e) persons include individuals, companies, bodies corporate (wherever incorporated or established or carrying on business), unincorporated associations, governmental entities and partnerships and, in relation to any party who is an individual, his legal personal representative(s);

     (f) the words "including", "include" and "in particular" shall be construed as being by way of illustration only and shall not be construed as limiting the generality of any foregoing words;

     (g) documents "in the agreed form" are to documents in the form of the draft agreed between the parties and initialled by the parties for the purposes of identification.

2.3 In part F of schedule 5 reference to a section followed by a number is to a section of ICTA, reference to a schedule with a number is to a schedule of ICTA and reference to an Act followed by a year is to the Finance Act of that year.

2.4 The introduction and schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement. Accordingly, any reference to this agreement shall include the introduction and schedules.




3.   SALE AND PURCHASE

3.1 Each of the Vendors with full title guarantee shall sell the number of Sale Shares set out against such Vendor's name in schedule 1 and the Purchaser shall purchase all right, title and interest in the Sale Shares with effect from Completion.

3.2 The Sale Shares shall be sold free from all Encumbrances and together with all rights to dividends and other distributions of whatsoever nature declared after the date of this agreement in respect of the Sale Shares and all other rights and advantages belonging to or accruing on the Sale Shares as at and from that date.

3.3 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.4 Each of the Vendors hereby irrevocably waives all or any pre-emption rights which that Vendor may have pursuant to the Company's articles of association or to any other agreement relating to the Sale Shares or otherwise, so as to enable the sale of the Sale Shares to the Purchaser to proceed free of any such pre-emption rights.


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4.   CONSIDERATION

4.1 The consideration for the sale of the Sale Shares shall (subject to the terms of paragraph 18 of schedule 7 and to the provisions of the Deferred Consideration Account Instruction Letter) comprise the sum of US$5,000,000 and the issue of the Exchange Shares and shall be satisfied as follows:

     (a)  as to US$3,200,000 in cash on Completion; and

     (b) the Deferred Consideration shall be paid on Completion into the Deferred Consideration Account in accordance with the provisions of schedule 7 and the Deferred Consideration Account Instruction Letter; and

     (c)  by the issue to the Vendors of the Exchange Shares on Completion ;

     such cash sums and the Exchange Shares to be allocated amongst and paid (subject to the provisions of schedule 7) or issued to the Vendors in the amounts set out opposite their respective names in schedule 1, provided that certain of the Exchange Shares shall on Completion be placed in escrow in accordance with schedule 7 and the Deferred Consideration Account Instruction Letter.

4.2 The Purchaser confirms that, save for the fact that the Exchange Shares are not tradeable on NASDAQ following Completion, the Exchange Shares shall rank pari passu in all respects with the existing fully paid shares of common stock in the capital of the Purchaser.

4.3 The Purchaser agrees with the Vendors that, with a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Exchange Shares to the public without registration, the Purchaser shall use its best efforts to:

     (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date on which the Purchaser becomes subject to the reporting requirements of the Securities Act or the Exchange Act, or any similar US statute and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time;

     (b) file with the Commission in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Exchange Act; and

     (c) so long as the Vendors own any Exchange Shares, furnish to the Vendors forthwith upon request a written statement by the Purchaser as to its compliance with the reporting requirements of the said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Purchaser and such other reports and documents of the Purchaser and other information in the possession of or reasonably obtainable by the Purchaser as the Vendors may reasonably request in availing themselves of any rule or


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          regulation of the Commission allowing the Vendors to sell any such securities without registration.

4.4 Each Vendor hereby confirms that he is acquiring the Exchange Shares for his or her own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. No Vendor is a resident of the United States of America, or otherwise a "U.S. Person" within the meaning of Rule 902 under the Securities Act. Each Vendor acknowledges that the Exchange Shares have not been registered under the Securities Act or qualified under any applicable state securities law in reliance, in part, on the representations and warranties of the Vendors set forth herein.

5.   WARRANTIES AND INDEMNITY

5.1 The Vendors severally (subject to clause 4.2) represent and warrant to the Purchaser in the knowledge that the Purchaser is entering into this agreement in reliance upon the accuracy of each of the Warranties that (subject to the limitations contained in clause 5) the Warranties are true and accurate.

5.2  The liability of:

     (a)  Andrew Mortimer Terry and Susan Penelope Roughton; and

     (b)  Jonathan Scrimgeour Hodges and Elaine Christina Hodges,

     pursuant to clause 4.1 shall as between those Vendors specified in (a) above be joint and several, and as between those Vendors specified in (b) above be joint and several.

5.3 If there is a breach of any of the Warranties then, in respect of each such breach and without prejudice to the right of the Purchaser to claim damages on any basis available to it or to any other right or remedy available to the Purchaser, the Purchaser shall be entitled to claim for:

     (a) such sum as would, if paid to the relevant Group Company, put such Group Company into the position which (after payment of any Taxation payable in respect of the receipt of such sum) would have existed if there had been no such breach;

          or (at the option of the Purchaser (such option to be exercisable separately in respect of each such breach) as an alternative to making a claim under sub-clause 4.3(a)):

     (b) such sum as is equal to the difference between the value of the Sale Shares at Completion after taking into account that the fact or matter giving rise to such breach was not as warranted and the value which the Sale Shares would have had at that date if the fact or matter giving rise to such breach had been as warranted;

     plus in either case all Costs incurred by the Purchaser or any Group Company in connection with such breach of the Warranties.

5.4 The benefit of the Warranties may be assigned in whole or in part by the Purchaser to any Associated Company of the Purchaser provided that:

     (a) no assignee shall be entitled to a greater sum of damages or other compensation than the sum to which the Purchaser would have been entitled had it not assigned the benefit of the Warranties; and

     (b) if the Associated Company to which the benefit of the Warranties has been assigned ceases to be an Associated Company of the Purchaser, the Purchaser shall procure that, prior to such cessation, the company to which the benefit of the Warranties has been assigned re-assigns such benefit either to the Purchaser or to another Associated Company of the Purchaser.

5.5 Each of the Warranties shall be construed as a separate and independent warranty and (save as expressly provided to the contrary in clause 5) shall not be governed, limited or restricted by reference to or inference from any other terms of this agreement, the Tax Deed or any other Warranty.

5.6 Any payments made by the Vendors to the Purchaser in respect of claims under the Warranties or under the Tax Covenants shall so far as possible be treated by the parties as a reduction in the cash element of the consideration for the Sale Shares.

5.7 Where any of the Warranties is qualified by the expression "so far as the Vendors are aware" or any similar expression, each of the Vendors shall be deemed to have the awareness of each other Vendor and to have such additional awareness as the Vendors would have after having made diligent and careful enquiry (including diligent and careful enquiry of the Vendors' Accountants in relation to tax and accounting matters, and the Vendors' Solicitors in relation to legal matters).

5.8 Each of the Vendors hereby agrees with the Purchaser (for itself and as trustee for each Group Company) to waive any right which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Group Company or any of their respective officers and employees or advisers in enabling the Vendors to give the Warranties, to prepare the Disclosure Letter and to enter into this agreement and undertakes not to make any claim in respect of such reliance.

5.9 The rights and remedies of the Purchaser in respect of any breach of this agreement shall not be affected by any investigation made by or on behalf of the Purchaser into the affairs of any Group Company or actual or constructive knowledge on the part of the Purchaser or its agents or advisers or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release given by the Purchaser and except as otherwise expressly provided in this agreement or in the Disclosure Letter.

5.10 The Vendors shall indemnify the Purchaser and each Group Company and keep indemnified the Purchaser and each Group Company against all Costs arising under or in respect of any claim against any Group Company by any broker, finder, financial adviser or other person retained by any of the Vendors or any Group Company in connection with this agreement or the transactions effected by this agreement.

5.11 All sums payable by the Vendors under this agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Vendors shall pay such additional amount as shall be required to ensure that the net amount received by the Purchaser (taking into account any tax credits received by the Purchaser in consequence of such deduction or withholding) will equal the full sum which would have been received by it had no such deduction or withholding been required to be made.

5.12 If any payment made by the Vendors in relation to a claim for breach of Warranty or pursuant to the Tax Deed will be or has been subject to Taxation in the hands of the Purchaser, the Vendors shall pay to the Purchaser 60% of such additional sum (after taking into account any Taxation payable in respect of such additional sum and after taking into account any tax credit received by the Purchaser following any deduction or withholding pursuant to sub-clause 4.11) as will ensure that the Purchaser receives and retains a net sum equal to the sum which it would have received had the payment not been subject to Taxation, and the Purchaser shall furnish the Vendors at the time it claims pursuant to this sub-clause with all information regarding the Taxation payable that the Vendors reasonably require in order to assess the validity of the Purchaser's claim. The Purchaser shall use its reasonable endeavours to ensure that any such liability to Taxation is the minimum possible.

5.13 The Vendors shall pay to the Purchaser the amount of any Taxation suffered by the Purchaser as provided in sub-clause 4.12 on the fifth business day before the date on which the Taxation is payable or, if later, five Business Days following the date on which the Purchaser notifies the Vendors of their liability to make such payment.

5.14 Where the Vendors are required to make a payment under sub-clause 4.12 the Vendors may make the payment direct to the relevant tax authority within the time period as provided in sub-clause 4.13 and subject to giving notice to the Purchaser (at the time of making the relevant payment) of the fact that such payment has been made.


6.   LIMITATIONS

     LIMITATIONS NOT TO APPLY

6.1 Notwithstanding any other provision of this agreement, no limitations of any kind whatsoever shall apply to any claim under this agreement or under the Tax Deed against the Vendors, or any of them:

     (a) which is (or the delay in discovery of which is) the consequence of any fraud, dishonesty or deliberate concealment on the part of any of the Vendors, their agents or advisers; or

     (b)  which is the result of a breach of any Warranty in part A of schedule 5.

     TIME LIMITS

6.2 The rights of the Purchaser in respect of any breach of the Warranties (other than the Warranties in part F (Tax) of schedule 5) shall (subject as provided in sub-clause 5.8) only be enforceable if notice in writing (giving in so far as may then be practicable the amount and details of the claim) shall be given to the Vendors on or prior to 31 December 2001.

6.3 The rights of the Purchaser in respect of any breach or non-fulfilment of any of the Warranties in part F (Tax) of schedule 5 and claims under the Tax Deed shall (subject as provided in sub-clause 5.8) only be enforceable if notice in writing (giving insofar as may then be practicable the amount and details of the claim) shall be given to the Vendors on or before 31 December 2005.

     DE MINIMIS

6.4 The Purchaser shall not be entitled to make any claim or claims (however many in number) under the Warranties or the Tax Deed where the sum claimed is less than L2,000, and any such claim or claims of less than L2,000 shall be disregarded in computing the figure of L100,000 referred to in sub-clause 5.5.

6.5 The Vendors shall not be liable in respect of any claim under the Warranties or under the Tax Deed unless the aggregate cumulative liability of the Vendors in respect of all such claims exceeds L100,000 (in which event the Vendors shall be liable for the whole of such liability and not merely for the excess).

     MAXIMUM CLAIMS

6.6 Subject to sub-clause 5.1, the Purchaser shall not be entitled to recover under the Warranties and the Tax Deed any sum in excess of the total amount received by the Vendors as consideration for the Sale Shares (valuing for these purposes each Exchange Share at the closing price for such share as quoted on NASDAQ on the Business Day immediately prior to the Completion
     Date) plus all Costs incurred by the Purchaser or any Group Company in connection with such breach(es) of Warranty(ies) or claim(s) under the Tax Deed. The maximum liability of each Vendor under the Warranties and the Tax Deed shall, subject to sub-clause 5.1, be the aggregate amount received by each respective Vendor as consideration for those of the Sale Shares transferred by him (valuing Exchange Shares as above) plus Costs incurred by the Purchaser or any Group Company (as above).

     DOUBLE CLAIMS

6.7 The Purchaser shall not be entitled to recover from the Vendors under the Warranties and the Tax Deed more than once in respect of the same damage suffered, and accordingly the Vendors shall not be liable in respect of any breach of the Warranties if and to the extent that the loss is or has been included in a claim under the Tax Deed which has been satisfied to the extent that it has been so satisfied, nor shall the Vendors be liable in respect of a claim under the Tax Deed if and to the extent that the loss is or has been included in a claim for breach of the Warranties which has been satisfied to the extent that it has been so satisfied.

     CONTINGENT LIABILITIES

6.8 The Vendors shall not be liable in respect of any Warranty or under the Tax Deed which in either such case is based upon a liability which is contingent, future or unascertainable unless and until such liability becomes an actual liability; provided that this clause shall not operate to avoid a claim in respect of a contingent, future or unascertainable liability made before the expiry of the relevant period specified in clauses 5.2 or 5.3 if notice in writing (giving in so far as may then be practicable the amount and details of the claim) has been delivered before the expiry of such period even if such liability shall not become an actual liability until after the expiry of the relevant period.

     DISCLOSURE LETTER

6.9 The Vendors shall be under no liability under the Warranties in respect of any matter to the extent that the fact, matter, event or circumstance giving rise to such liability was Disclosed in the Disclosure Letter provided that nothing in the Disclosure Letter shall limit the Vendors' liability under the Warranties in part A of schedule 5 or the Tax Deed.

6.10 The Vendors shall not be liable for any claim or claims under the Warranties if and to the extent that:

     (a) a specific allowance, provision or reserve in respect of any liability the subject of the claim or claims is made in the Accounts or the Management Accounts;

     (b) the subject matter of the claim or claims gives rise to a corresponding quantifiable benefit of any kind;

     (c) any liability specifically identified in the Accounts has been discharged or satisfied below the amount attributed to it or included in respect of it in the Accounts;

     (d) it would not have arisen or would have been reduced or eliminated but for:

          (i) any claim or claims, election, surrender or disclaimer made or notice or consent given or any other thing done after Completion by any Group Company or the Purchaser except (in the case of a Group Company) anything done pursuant to any contract or obligation entered into or incurred prior to Completion;

          (ii) a failure or omission on the part of any Group Company after Completion to make, adjust or revise any claim, election, surrender or disclaimer or the failure or omission after Completion to give any notice or consent to do any other thing the making, giving or doing of which in each case was taken into account in computing the provision or reserve for Tax in the Accounts and was expressly referred to in the Disclosure Letter;

     (e)  it is attributable to or arises as a result of:

          (i) any voluntary act or omission of the Purchaser (or any persons deriving title from it) or any Group Company after Completion done or suffered outside the ordinary course of business;

          (ii)  a change in the law (whether retrospectively or not);

          (iii) any change after Completion in the bases upon which the accounts of any Group Company are prepared or any change in accounting or taxation practice, policies or principles;

          (iv) any change after Completion in the date to which any Group Company makes up its accounts;

          (v) the retrospective imposition of Taxation or any increase in rates of Taxation occurring after Completion or the withdrawal after Completion of any published concession or general practice previously made by a tax authority or by a change in the law (whether retrospectively or not);

     (f) the Purchaser is indemnified against any loss or damage suffered by it under the terms of any insurance policy for the time being in force or would have been so indemnified had the insurance policies held by the Group Companies immediately prior to Completion remained in full force and effect;

     (g) it arises or is increased by a failure of the Purchaser or any Group Company to comply with their respective obligations under this agreement;

     (h) the claim or claims are in respect of a charge to corporation tax on chargeable gains arising on a disposal of an asset after Completion (other than pursuant to a contract or obligation entered into or incurred prior to Completion);

     (i) it has been or is made good or is otherwise compensated for without cost to the Purchaser or any Group Company.

6.11 Where the Vendors have paid any sum pursuant to the Warranties to the Purchaser or any Group Company but the Purchaser or any Group Company is entitled to recover from some other person (whether under the provisions of any statute, rule of law, contract, right of action or otherwise) any sum or claim reimbursement of any sum the Purchaser shall if so required by the Vendors itself take or procure the relevant company to take all reasonable steps to enforce or procure the enforcement of such recovery or reimbursement and shall once it or the relevant company has received such amount immediately repay or procure the repayment to the Vendors of either:

     (a) the amount of such receipt (after deducting an amount equal to the reasonable costs of the Purchaser or the relevant Group Company incurred in recovering such receipt and any Taxation payable on it); or if lesser

     (b)  the amount paid by the Vendors,

     together with any interest or repayment supplement paid to the Purchaser or the relevant Group Company in respect of it.

6.12 Where the subject matter of a claim or claims under the Warranties is capable of remedy, the Vendors shall not be liable for the claim or claims if the breach or default is remedied by them to the reasonable satisfaction of the Purchaser within 30 days of receipt by them of a notice pursuant to sub-clauses 5.2 or 5.3.

6.13 Nothing in this agreement shall relieve the Purchaser from its duty to the Vendors to mitigate its loss.

6.14 The Purchaser shall procure that each Group Company shall comply with the provisions of this clause 5 to the extent that it is required to do so.

6.15 Where all of the Vendors shall have made full payment in respect of a claim or claims under the Warranties each Vendor shall be entitled to request that the Purchaser for no consideration assigns or procures the assignment to that Vendor of his share of any rights of recovery or reimbursement which the Purchaser or any Group Company may have against any third party in relation to any such claim or claims.

6.16 If any of the Vendors has made payment to the Purchaser following a claim or claims under the Warranties and the provisions of this clause 5 then have effect to reduce the total liability of the Vendors for all claims under the Warranties to less than L100,000 then the Purchaser shall immediately reimburse the relevant Vendor with the sum paid by him in respect of that claim or claims.

6.17 The parties acknowledge that clauses 9 and 10 of the Tax Deed are applicable to claims for any breach of the Warranties contained in part F
     (Tax) of schedule 5 as if they were stated herein.


7.   COMPLETION

7.1 The sale and purchase of the Sale Shares shall be completed at the offices of the Purchaser's Solicitors forthwith following signing of this agreement (or at such other time or place as the parties shall agree).

7.2  On Completion the Vendors shall deliver or cause to be delivered to the
     Purchaser:

     (a) duly executed stock transfer forms in respect of the Sale Shares together with the related share certificates (such stock transfer forms to be in favour of the Purchaser or its nominees, as the Purchaser shall direct) together with such waivers, consents, or other documents as the Purchaser may require to enable it or its nominees to be registered as the holders of the Sale Shares free from all Encumbrances and other adverse rights whatsoever;

     (b) an acknowledgement in the agreed form from each of the Vendors to the Purchaser and the Company executed as a deed to the effect that save in relation to remuneration or reimbursement of expenses incurred in relation to his or her employment, details of which are specified in such deed, there is no outstanding indebtedness owing at Completion from any Group Company to such Vendor or to any such Vendor's Affiliate or vice versa;

     (c) letters of resignation in the agreed form from Michael Guy Colwill as a director of ASL and from the secretary of each Group Company;

     (d) the statutory books of each Group Company complete and accurate up to Completion and any company seal(s), certificates of incorporation, certificates of incorporation on change of name and all unused share certificates of each Group Company and all cheque books of each Group Company;

     (e)  the Tax Deed duly executed by the Vendors;

     (f)  the Service Agreements duly executed by the relevant Vendors;

     (g) the Disclosure Letter duly executed by the Vendors or on behalf of the Vendors by the Vendors' Solicitors;

     (h) the Deferred Consideration Account Instruction Letter duly executed by the Vendors;

     (i)  the Bishop Fleming letter;

     (j) a complete source code for the current version of ASL Connect and for the current version of IBM Mobile Connect;

     (k) the Waivers, duly executed by Bill Colwill and Brendan Carlin respectively;

     (l)  the Stock Option Agreements duly executed by the Vendors.

7.3 On Completion the Vendors shall procure the holding of a meeting of the directors of the Company at which the directors of the Company shall:

     (a) (subject to stamping) approve the transfers to the Purchaser (or its nominees) of the Sale Shares;

     (b) appoint Steven Simpson, Karla Rosa and Don Baumgartner as additional directors of the Company;

     (c)  appoint TJG Secretaries Limited as the new secretary of the Company;

     (d)  accept the resignation(s) referred to in sub-clause 6.2(c);

     (e) insofar as necessary change the accounting reference date of the Company to 30 June;

     (f) change the registered office of the Company to Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y 0DX;

     (g) alter the existing mandates to the Company's bankers by adding Stephen Simpson and Karla Rosa as authorised signatories; and

     (h)  pass any other resolutions reasonably requested by the Purchaser.

7.4 On Completion the Vendors shall also procure the holding of separate board meetings of each of the Subsidiaries at which the directors of each respective Subsidiary shall:

     (a) in the case of ASL, approve each of the Service Agreements and authorise one or more of the directors of ASL to execute the same on behalf of ASL;

     (b) appoint Steven Simpson, Karla Rosa and Don Baumgartner as additional directors of that Subsidiary;

     (c) appoint TJG Secretaries Limited as the new secretary of that Subsidiary;

     (d) accept the resignation(s) referred to in sub-clause 6.2(c) relating to that Subsidiary;

     (e)  change the accounting reference date of that Subsidiary to 30 June;

     (f) change the registered office of that Subsidiary to Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y 0DX;

     (g) alter the existing mandates to that Subsidiary's bankers by adding Steven Simpson and Karla Rosa as authorised signatories; and

     (h)  pass any other resolutions reasonably requested by the Purchaser.

7.5 On Completion the Purchaser shall deliver, or shall procure to be delivered, to the Vendors or to the Vendors' Solicitors (whose receipt shall be a sufficient discharge):

     (a)  a counterpart of the Tax Deed duly executed by the Purchaser;

     (b) (subject to satisfaction of the Vendors' obligations under clause 6.4), counterparts of the Service Agreements duly executed by ASL;

     (c) a counterpart of the Disclosure Letter, duly receipted by the Purchaser or on behalf of the Purchaser by the Purchaser's Solicitors;

     (d)  the Stock Option Agreements, duly executed by the Purchaser;

     (e)  the Guarantee, duly executed by the Purchaser;

     (f) the Deferred Consideration Account Instruction Letter, duly executed by the Purchaser;

     (g) a certified copy of the minutes of the board of directors of the Purchaser authorising the execution and performance by the Purchaser of its obligations under this agreement and the Tax Deed; and

     (h)  the Officer's Certificate, duly executed.

7.6  On Completion the Purchaser shall:

     (a) on account of its obligation under sub-clause 3.1 cause the sum of US$3,200,000 to be paid by electronic funds transfer to the bank account of the Vendors' Solicitors at National Westminster Bank plc, 32 Corn Street, Bristol, sort code 56-00-05, Account No: 00708542 and payment made in accordance with this clause shall constitute a good discharge for the Purchaser of its obligations under sub-clause 3.1(a) (to the extent of the payment so made);

     (b) cause the sum of US$1,800,000 to be paid by electronic funds transfer to the Deferred Consideration Account and payment made in accordance with this clause shall constitute a good discharge for the Purchaser of its obligations under sub-clause 3.1(b); and

     (c)  issue the Exchange Shares to the Vendors in the proportions set out in schedule 1 (subject to the Deferred Consideration Account Instruction Letter and it being acknowledged that definitive certificates in respect of the Exchange Shares shall not be available on the Completion Date but shall be delivered to the Vendors as soon as practicable following Completion).



8.   POST-COMPLETION

8.1 The Vendors shall, at the Purchaser's expense (unless the relevant act or thing which needs to be done results from or is connected with a breach by the Vendors of the terms of clause 2 or the Warranties in part A of schedule 5), and shall procure (as far as they are able) that any other necessary party shall, execute and do all such documents acts and things as may be reasonably required on or subsequent to Completion by the Purchaser for securing to or vesting in the Purchaser the legal and beneficial ownership of the Sale Shares.

8.2  Each Vendor:

     (a) irrevocably appoints the Purchaser on Completion to be his attorney to exercise in the absolute discretion of the Purchaser all rights attaching to the Sale Shares registered in his name or exercisable by him in his capacity as a member of the Company, and without prejudice to the generality of the foregoing the powers exercisable by the Purchaser shall include the power to execute, deliver and do all deeds, instruments and acts in that Vendor's name and on that Vendor's behalf in pursuance of the foregoing, and shall include the power to sub-delegate this power;

     (b) undertakes and agrees that, other than at the written request of the Purchaser, he shall not exercise any rights attaching to the Sale Shares or exercisable by that Vendor in his or her capacity as a member of the Company or appoint any other person to exercise such rights;

     (c) undertakes and agrees that any dividends, securities or notices, documents or other communications which may be received after Completion by that Vendor from the Company or any third party in respect of the Sale Shares or in that Vendor's capacity as a member of the Company shall be received by that Vendor and held in trust for the Purchaser and, without prejudice to the generality of the obligations imposed by the foregoing, undertakes and agrees promptly to procure the forwarding to the Purchaser of all such benefits or communications and to account to the Purchaser for all benefits arising from the Sale Shares registered in his name and/or from that Vendor's capacity as a member of the Company;

     (d) agrees and undertakes upon written request by the Purchaser to ratify all deeds, instruments and acts exercised by the Purchaser in pursuance of this power;

     (e) agrees that in acting under this power the Purchaser may act by any corporate officer or any director or person acting pursuant to authority conferred by its board of directors or any director; and

     (f) declares that such power, undertaking and agreement shall cease and determine upon that Vendor ceasing to be a member of the Company, but without prejudice to any power exercised prior to such date and shall not, save as may be required by law, terminate on that Vendor's previous death, bankruptcy or mental disorder, and shall, save as aforesaid, in connection with the Sale Shares be accordingly binding upon any personal representative, trustee in bankruptcy or trustee in respect of any mental disorder.

8.3 The Purchaser hereby undertakes with each Vendor to use all reasonable endeavours to register the transfer of the Sale Shares as soon as reasonably practicable following Completion.

8.4 The Vendors shall following Completion use all reasonable endeavours to ensure that any concerns or issues raised by employees of any Group Company as a result of the transactions envisaged by this agreement are dealt with promptly and in such a manner as to alleviate as far as possible any such concerns, and the Vendors shall in addition use all reasonable endeavours to encourage all employees of Group Companies to maintain their employment arrangements following Completion.

9.   RESTRICTIONS

9.1 By way of further consideration of the Purchaser agreeing to purchase the Sale Shares from the Vendors, each of the Vendors covenants with the Purchaser that he will not whether alone or jointly with or as agent of any person or persons directly or indirectly:

     (a) for the period stated in column (a) of schedule 6 opposite his name after Completion:

          (i) take up or hold any office in or with any business which is engaged in the Restricted Business;

          (ii) take up or hold any post or position which enables or permits that Vendor to exercise whether personally or by an agent and whether on his own account or in association with or for the benefit of any other person a controlling influence over any business which is engaged in the Restricted Business;

          (iii) take up or hold any employment or consultancy with any person which is engaged in the Restricted Business,

          which results in that Vendor being engaged in business activities which are in competition with the Restricted Business, provided that that Vendor shall not be precluded from being employed or otherwise engaged by a company whose activities include the Restricted Business so long as that Vendor will not be directly or indirectly employed in, engaged in or otherwise responsible for the Restricted Business;

     (b) for the period stated in column (b) of schedule 6 opposite his name after Completion either personally or by an agent and either on his own account or by an association with any other person or otherwise directly or indirectly engage in any capacity in any business concern (of whatever kind) which shall be in competition with the Restricted Business provided always that that Vendor may hold as an investment not more than 5% of the issued share capital of a company quoted on a recognised investment exchange (as that expression is defined in section 207 Financial Services Act 1986);

     (c) for the period stated in column (c) of schedule 6 opposite his name after Completion either personally or by an agent and either on his own account or by or in association with any other person directly or indirectly deal with any Customer in connection with any goods or services in competition with those provided by any Group Company in the course of the Restricted Business provided that that Vendor shall not be precluded from dealing with a company whose activities include the Restricted Business so long as that Vendor does not either directly or indirectly deal in goods or services in competition with the Restricted Business;

     (d) for the period stated in column (d) of schedule 6 opposite his name after Completion either personally or by an agent and either on his own account or by or in association with any other person directly or indirectly canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out or by any other means endeavour to entice away from any Group Company any person for orders or instructions in respect of any goods or services provided to or supplied by any Group Company in the course of the Restricted Business and with whom any Group Company has transacted the Restricted Business as a Customer or as a Supplier;

     (e) for the period stated in column (e) of schedule 6 opposite his name after Completion either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly canvass, solicit, approach, seek out, or cause to be canvassed, solicited, approached or sought out or by any other means endeavour to entice away from any Group Company, or aid or assist any other person or persons in employing or otherwise retaining the services of anyone who is employed by any Group Company or who is a consultant to any Group Company at Completion and who is employed or engaged in or about one or more of the following:

          (i)   research, development, test, engineering or production;

          (ii) sales, marketing, technical support or distribution including establishing or maintaining relationships or dealings with Customers or Prospective Customers;

          (iii) establishing or maintaining relationships or dealings with Suppliers,

          but shall not include any person performing the functions of junior administrative or secretarial staff;

     (f) after Completion either represent himself or hold himself out to be in any way connected with or interested in the Restricted Business of any Group Company.

9.2 None of the Vendors shall at any time and whether directly or indirectly use in connection with any competing or similar trade or business the name "Advance Systems" or "ASL" in connection with any business involved in a business similar to or competing with the Business.

9.3 The Vendors hereby acknowledge and declare that the restrictions in sub-clauses 8.1 and 8.2 are reasonable in all the circumstances as at the date of this agreement; that such restrictions are integral to the terms on which the Purchaser has agreed to purchase the Sale Shares; and that each of such restrictions shall be construed and take effect independently of the others.

9.4 If any breach or violation of the provisions of sub-clauses 8.1 or 8.2 occurs, the Vendors and the Purchaser agree that damages alone are likely not to be sufficient compensation and that injunctive relief is reasonable and is likely to be essential to safeguard the interests of the Purchaser and of relevant Group Company(ies) and that injunctive relief (in addition to any other remedies afforded by a court of equity) may (subject to the discretion of the courts) be obtained. No waiver of any breach or violation shall be implied from forbearance or failure by the Purchaser to take action.

9.5 At any time after Completion while he is acting as a director, consultant or employee of the Company in accordance with the terms of the Service Agreements, no relevant Vendor shall, by virtue of such fact, be treated as committing a breach or violation of the provisions of sub-clauses 8.1 (a),
     (b) or (f).

10.  CONFIDENTIALITY

10.1 Each Vendor acknowledges that he has been exposed to information about the Group Companies which is either a trade secret, confidential or commercially sensitive and which may not be readily available to others engaged in a similar business to that of any Group Company or to the general public and which if disclosed may cause harm to a Group Company or the Purchaser.

10.2 Each Vendor shall keep secret and shall not at any time, for whatever reason, use communicate or reveal to any person for that Vendor's own or another's benefit, any Confidential Information which shall have come to his knowledge prior to Completion. Each Vendor shall as soon as reasonably practicable inform the Purchaser of any disclosure or use of any such information of which he becomes actually aware knowing it to be Confidential Information.

10.3 The restrictions contained in sub-clause 9.2 shall not apply to:

     (a) any disclosure or use authorised in writing by the Purchaser or required in the ordinary and proper course of the particular Vendor's Service Agreement or in or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or

     (b) any information which was known to the particular Vendor concerned prior to the commencement of his employment or engagement by any Group Company or is in the public domain otherwise than as a result of a breach of this clause.

10.4 Except:

     (a) as may be required by law or in the case of the Purchaser or any of its Affiliates the regulations of any recognised investment or stock exchange; or

     (b) as may be required in relation to any registration of this agreement or any arrangement of which it forms part under the Restrictive Trade Practices Act 1976; or

     (c) as may be required to vest the full benefit of this agreement in the Purchaser, including informing any employee, consultant, trade contact or customer connection of any Group Company or of the Purchaser of the change of ownership of the Company;

     (d)  by virtue of the issue of the Press Announcement,

     the provisions of this agreement and all negotiations relating to this agreement are strictly confidential and no announcement or disclosure of or publicity relating to the sale and purchase hereunder and terms of this agreement shall be made by the parties to any third party (other than their professional advisers) without the written agreement of the other parties.


11.  RESTRICTIVE TRADE PRACTICES ACT

     Unless this agreement or any agreement or arrangement of which this agreement forms part is a non-notifiable agreement for the purposes of section 27A of the Restrictive Trade Practices Act 1976, if there is a provision of this agreement, or of any such agreement or arrangement, which causes or would cause this agreement or any such agreement or arrangement to be subject to registration under the Restrictive Trade Practices Act 1976, that provision shall not take effect until the day after the day upon which particulars of this agreement (or of that agreement or arrangement, as the case may be) have been furnished to the Director General of Fair Trading pursuant to section 24 of the Restrictive Trade Practices Act 1976 and if the agreement (or any other such agreement or arrangement) is subject to registration under the Restrictive Trade Practices Act 1976 the parties shall co-operate in good faith in order to carry out such registration as soon as reasonably practicable following the date of this agreement and in any event within three months of the date of this agreement.


12.  NOTICES

12.1 Any notice or other written communication given under or in connection with this agreement may be delivered personally or sent by pre-paid recorded delivery or registered post or express courier service or by facsimile to the address and for the attention of the relevant party set out or referred to in sub-clause 11.2 (or such other address in England as is otherwise notified from time to time).

12.2 The addresses and facsimile numbers of the parties for the purpose of sub-clause 11.1 are as follows:

     The Vendors:        As set out in schedule 1.

     The Purchaser:      Extended Systems Incorporated
                         Attn: Karla Rosa, Chief Financial Officer
                         5777 North Meeker Avenue
                         Boise, Idaho 83713 USA
                         Fax: 001 208 377 1906

12.3 Any such notice or other written communication shall be deemed to have been served:

     (a)  if delivered personally, at the time of delivery;

     (b) if posted, at the expiry of five Business Days after it was posted and marked for overnight delivery;

     (c) if sent by express courier service, at the expiry of two Business Days after it was delivered to the relevant carrier;

     (d) if sent by facsimile message, at the time of transmission (if sent during normal business hours) or (if not sent during normal business hours) at the beginning of normal business hours next following the time of transmission in the place to which the facsimile was sent.

12.4 In proving such service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed stamped and posted or in the case of a facsimile message that an activity or other report from the sender's facsimile machine can be produced in respect of the notice or other written communication showing the recipient's facsimile number and the number of pages transmitted.

13.  MISCELLANEOUS

13.1 Each party shall bear its own costs incurred in the negotiations leading up to and in the preparation of this agreement and of matters incidental to this agreement.

13.2 This agreement shall so far as it remains to be performed after execution continue in full force and effect notwithstanding Completion and, in particular, the rights and remedies of the Purchaser in respect of the Warranties and/or the Tax Deed shall not be affected by Completion.

13.3 No term or provision of this agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party, except that the parties may amend this agreement but only by letter or written instrument signed by all of the parties.

13.4 No waiver by any of the parties to this agreement of any requirements of this agreement or of any of such party's rights under this agreement shall be valid unless such waiver is in writing and signed by or on behalf of each of the parties to this agreement.

13.5 No failure to exercise, and no delay in exercising, on the part of the Purchaser any right or remedy under this agreement shall operate as a waiver of such right or remedy nor shall any single or partial exercise of any right or remedy preclude the exercise of any other right or remedy.

13.6 The Purchaser may release or compromise the liability of any of the Vendors under this agreement or grant to any Vendor time or other indulgence, at the Purchaser's absolute discretion, without affecting the liability of any other Vendor under this agreement or in any way prejudicing the Purchaser's rights against any other party, but if the Purchaser compromises or releases the liability of any Vendor the liability of the other Vendors shall not be increased beyond what would have been the case in the absence of any compromise or release of liability.

13.7 The rights and remedies conferred on the Purchaser in this agreement are cumulative and in addition to and without prejudice to all other rights and remedies available to the Purchaser.

13.8 The headings to the clauses in this agreement and in the schedules are for ease of reference only and shall not form any part of this agreement for the purposes of construction.

13.9 This agreement and the documents to be delivered on Completion as set out in clause 6:

     (a) set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares; and

     (b) (in relation to such subject matter) supersede all prior discussions, understandings, undertakings, promises, conditions, covenants, undertakings and agreements between the parties and their agents (or any of them) and all prior representations, warranties and expressions of opinion by any party (or its agent) to any other party (or its agent) unless such representation, warranty or expression of opinion was made fraudulently.

13.10 It is acknowledged and agreed that:

      (a) no party has entered into this agreement in reliance upon any representation, warranty, promise, condition, covenant, indemnity or undertaking of any other party which is not expressly set out in this agreement;

      (b) no party shall have any claim or remedy in respect of misrepresentation or breach of warranty (whether negligent or otherwise) or any untrue statement made by any other party save to the extent set out in or expressly incorporated in this agreement and each party irrevocably and unconditionally waives any right which it may have to claim damages for any misrepresentation (other than a misrepresentation contained in this agreement) or for breach of any express or implied warranties (other than a warranty set out in or expressly incorporated in this agreement), provided that this clause shall not exclude or limit any right of the Purchaser in relation to fraudulent misrepresentation or other breach of this agreement arising out of any matter referred to in clause 5.1(a).

13.11 This agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

13.12 If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

13.13 Any liability of the Vendors (save as expressly provided) arising under or in connection with this agreement shall be joint and several.

13.14 This agreement shall be binding on and shall enure for the benefit of the personal representatives and successors of the parties.

14.   LAW AND JURISDICTION

14.1 This agreement shall be governed by and construed in accordance with English law and each party to this agreement submits to the exclusive jurisdiction of the English courts.

14.2 The Vendors and the Purchaser agree that any legal action or proceeding arising out of or in connection with this agreement may be brought in the High Court of Justice in England, and the Vendors and the Purchaser hereby irrevocably submit to the exclusive jurisdiction of such court in connection with any such legal action or proceedings.


15.   POTENTIAL INFRINGEMENT OF SPECIFIC INTELLECTUAL PROPERTY OF THIRD PARTIES

15.1 This clause 14 relates specifically to the possibility that the Product might infringe a patent registered in the United States of America patent registry by a third party. For the purposes of this clause 14 such a patent is referred to as a "SOFTWARE PATENT", such a risk of infringement is referred to as the "INFRINGEMENT RISK", and any claim made by the holder of a Software Patent that the Product infringes such patent is referred to as an "INFRINGEMENT CLAIM".

15.2 Notwithstanding that no statement or disclosure is made in the Disclosure Letter in relation to the Infringement Risk, all parties acknowledge the existence of the Infringement Risk. Without limitation to the generality of clause 4.9, it is hereby agreed that:

      (a) the consideration for the Sale Shares has been negotiated and agreed on the basis that the Infringement Risk does not exist, that there will be no Infringement Claim, and on the basis of the truthfulness and accuracy of the Warranties;

      (b) in the event of any breach of the Warranties arising as a result of an Infringement Claim, the Purchaser shall not be precluded or estopped from making a claim under the Warranties in accordance with the terms of this agreement on the basis that the Purchaser was or could reasonably have been expected to be aware of the possibility of such a breach;

      (c) the liability of the Purchaser and/or any of the Group Companies in the event of an Infringement Claim is potentially material.

15.3 Subject to sub-clause 5.1, the maximum liability of the Vendors in respect of a breach or breaches of the Warranties arising as a result of an Infringement Claim shall be US $7,000,000 plus all Costs (but on a party and party basis, not on an indemnity basis) incurred by the Purchaser or any Group Company in connection with such breach(es) of the Warranties. The maximum liability of each Vendor in respect of such breach(es) of the Warranties shall, subject to sub-clause 5.1, be such proportion of US $7,000,000 as is equal to the proportion which the aggregate amount received by such Vendor as consideration for those of the Sale Shares transferred by him (valuing each Exchange Share at the closing price for such share as quoted on NASDAQ on the Business Day immediately prior to the Completion Date) bears to the aggregate amount received by all the Vendors as consideration for the Sale Shares (valuing Exchange Shares as above), plus all Costs (but on a party and party basis, not on an indemnity basis) incurred by the Purchaser or any Group Company in consideration with such breach(es) of the Warranties.

15.4 If there is a breach or breaches of any of the Warranties arising out of an Infringement Claim, each Vendor shall be entitled to satisfy his liability in respect of such breach in whole or in part by delivering stock certificates free from any Encumbrances with associated stock powers duly completed in respect of the Exchange Shares to the Purchaser for cancellation. In such event, each Exchange Share so cancelled shall be valued (for the purpose of determining how much of the relevant Vendor's liability is thereby discharged) at the closing price for such share as quoted on NASDAQ on the Business Day immediately prior to the Completion Date.

15.5 If an Infringement Claim is made, the Purchaser shall procure that the claim and any associated proceedings are defended in a commercially appropriate and reasonable manner, and that the Software Patent is (subject to there being commercially reasonable grounds for so seeking) sought to be declared invalid or unenforceable. All costs incurred in defending such claim or such proceedings shall be shared equally between the Purchaser and the Vendors.

15.6 For the avoidance of doubt, all the provisions of clause 5 apply to an Infringement Claim (save as expressly varied by the terms of this clause
      14).

The parties to this agreement have signed and entered into this agreement as a deed on the date and year first written above.



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

EXECUTED as a deed (but not                  )
delivered until the date appearing           )
at the head of page 1)   by JONATHAN         )   /s/ Jonathan Scrimgeour Hodges
SCRIMGEOUR HODGES in the                     )
presence of:                                 )

      /s/  Mark Webber

EXECUTED as a deed (but not                  )
delivered until the date appearing           )   /s/ Andrew Lawrence Braithwaite
at the head of page 1) by ANDREW             )
MORTIMER TERRY in the presence of:           )       As attorney for Andrew Mortimer Terry

      /s/  Mark Webber




EXECUTED as a deed (but not                  )
delivered until the date appearing           )   /s/ Michael Guy Colwill
at the head of page 1) by MICHAEL            )
GUY COLWILL in the presence of:              )

      /s/ Mark Webber




EXECUTED as a deed                           )
(but not delivered until the date appearing  )   /s/ Andrew Lawrence Braithwaite
at the head of page 1) by SUSAN              )
PENELOPE ROUGHTON in the                     )       As attorney for Susan Penelope Roughton
presence of:                                 )

      /s/ Mark Webber




EXECUTED as a deed (but not                  )
delivered until the date appearing           )
at the head of page 1) by ELAINE             )  /s/ Jonathan Scrimgeour Hodges
CHRISTINA HODGES in the                      )
presence of:                                 )      As attorney for Elaine Christina Hodges

      /s/ Mark Webber



EXECUTED as a deed (but not                  )
delivered until the date appearing at        )  /s/ Steven D. Simpson
the head of page 1) by EXTENDED              )
SYSTEMS INCORPORATED acting                  )  /s/ Karla K. Rosa
by two authorised signatories:               )

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